DAVE BANERJEE, CPA
An Accountancy Corporation – Member AICPA and PCAOB

6301 Owensmouth Avenue, Suite 750, Woodland Hills, CA 91367 • (866) 342-9342 • FAX (818) 657-0299 • CELL (818) 312-3283
E-mail: banerji@aol.com • *Web:* www.davebanerjee.com

To The Board of Directors
Neuralstem, Inc.

Consent of Independent Registered Public Accounting Firm
Neuralstem, Inc.
Audited Financial Statements
December 31, 2006

We consent to the incorporation in the Annual Report of Neuralstem, Inc. on Form SB-2 of our report dated March 30, 2007 for the consolidated financial statements of Neuralstem, Inc. as of December 31, 2006, one-year period ended December 31, 2006, which our reports are incorporated in the Form SB-2.

Dave Banerjee CPA.

Dave Banerjee CPA, An Accountancy Corp.

Woodland Hills, California
April 25, 2007